As filed with the Securities and Exchange Commission on March 20,  2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CUBIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-1678055
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9333 Balboa Avenue

San Diego, California 92123

(858) 259-1165

(Address of Principal Executive Offices)

CUBIC CORPORATION 2005 EQUITY INCENTIVE PLAN

CUBIC CORPORATION EMPLOYEES’ PROFIT SHARING PLAN

CUBIC APPLICATIONS, INC. 401(K) RETIREMENT PLAN

(Full Title of the Plan)

William W. Boyle

Chief Executive Officer

Cubic Corporation

9333 Balboa Avenue

San Diego, California 92123

(858) 277-6780

 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Scott N. Wolfe, Esq. Latham & Watkins LLP 12636 High Bluff Drive, Suite 400 San Diego, California 92130 Telephone (858) 523-5400	James R. Edwards Senior Vice President, General Counsel and Secretary Cubic Corporation 9333 Balboa Avenue San Diego, California 92123 Telephone (858) 277-6780

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock	4,465,125 shares	(2)	$44.95	(3)	$200,707,369	$27,376
Common stock	13,500 shares	(4)	$31.10	(5)	$419,850	$57
Common stock	250,000 shares	(6)	$44.95	(3)	$11,237,500	$1,533
Common stock	50,000 shares	(7)	$44.95	(3)	$2,247,500	$307
Total	4,778,625 shares		—		$214,612,219	$29,273

(1)          Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock, and covers an indeterminate amount of interests to be offered and sold pursuant to the Cubic Corporation Employees’ Profit Sharing Plan (the “Profit Sharing Plan”) and the Cubic Applications, Inc. 401(k) Retirement Plan (the “401(k) Plan”).

(2)          Represents 4,465,125 shares of common stock available for future issuance under the Cubic Corporation 2005 Equity Incentive Plan (the “2005 Plan”).

(3)          This estimate is made pursuant to Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee.  The Proposed Maximum Offering Price Per Share is $44.95, which is the average of the high and low prices for the registrant’s common stock as reported on the New York Stock Exchange on March 15, 2013.

(4)          Represents 13,500 shares of common stock subject to outstanding awards under the 2005 Plan.

(5)          This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee.  The Proposed Maximum Offering Price Per Share is $31.10 per share, which is the weighted average exercise price of outstanding awards granted under the 2005 Plan.

(6)          Represents 250,000 shares of common stock to be registered under the Profit Sharing Plan.

(7)          Represents 50,000 shares of common stock to be registered under the 401(k) Plan.

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plans are granted, exercised and/or distributed.

EXPLANATORY NOTE

Cubic Corporation previously registered 85,000 shares of common stock under the Profit Sharing Plan and 15,000 shares of common stock under the 401(k) Plan on a registration statement on Form S-8 (File No. 333-127493) filed with the Securities and Exchange Commission (“SEC”) on August 12, 2005, the contents of which are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Cubic Corporation is sometimes referred to as “registrant,” “we,” “us” or “our.”

Item 3.  Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information.  We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)                                 The registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012, filed with the SEC on December 14, 2012, as amended by the registrant’s Form 10-K/A filed with the SEC on January 28, 2013;

(b)                                 The registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2012, filed with the SEC on February 11, 2013;

(c)                                  The registrant’s Current Reports on Form 8-K filed with the SEC on December 18, 2012, February 1, 2013, February 25, 2013, March 1, 2013, March 8, 2013, March 14, 2013 and March 19, 2013;

(d)                                 The Profit Sharing Plan’s Annual Report on Form 11-K for the fiscal year ended September 30, 2012, filed with the SEC on March 18, 2013;

(e)                                  The 401(k) Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2011, filed with the SEC on June 18, 2012;

(f)                                   All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the registrant’s Annual Report on Form 10-K referred to in clause (a) above; and

(g)                                  The description of the registrant’s common stock set forth in the registrant’s registration statement on Form 8-A filed with the SEC on August 29, 2008, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, the registrant has adopted provisions in its amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of its directors for a breach of their fiduciary duty as a director. Specifically, the registrant’s directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as director, except to the extent provided by applicable law:

(a)                                 for breach of the director’s duty of loyalty to us or our shareholders;

(b)                                 for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c)                                  any act related to unlawful stock purchases, redemptions or other distributions or payment of dividends; or

(d)                                 for any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission.

As permitted by Section 145 of the Delaware General Corporation Law, the registrant’s amended and restated bylaws provide that:

(a)                                 the registrant may indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

(b)                                 the registrant may advance expenses incurred in defending a civil or criminal action, suit or proceeding as authorized by its board of directors; and

(c)                                  the rights provided in the amended and restated bylaws are not exclusive.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Exhibit Index on page 6 is incorporated herein by reference as the list of exhibits required as part of this registration statement.

No original issuance securities are being offered under the Profit Sharing Plan or the 401(k) Plan, and therefore no opinion as to the legality of the securities being offered under such plans is given in this registration statement.

Item 9.  Undertakings.

(a)                                                   The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)                                That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                                   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                                    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 20, 2013.

CUBIC CORPORATION

By:	/s/ William W. Boyle
William W. Boyle
Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints William W. Boyle and John D. Thomas, jointly and severally, his attorneys-in-fact, each with the full power of substitution, for him in any and all capacities, to sign this registration statement, and any amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.  Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William W. Boyle	Chief Executive Officer and Director	March 20, 2013
William W. Boyle	(Principal Executive Officer)

/s/ John D. Thomas	Executive Vice President and Chief Financial Officer	March 20, 2013
John D. Thomas	(Principal Financial Officer)

/s/ Mark A. Harrison	Senior Vice President and Corporate Controller	March 20, 2013
Mark A. Harrison	(Principal Accounting Officer)

/s/ Walter C. Zable	Executive Chairman of the Board	March 20, 2013
Walter C. Zable

/s/ Bruce G. Blakley	Director	March 20, 2013
Bruce G. Blakley

/s/ Edwin A. Guiles	Director	March 20, 2013
Edwin A. Guiles

/s/ Robert S. Sullivan, Ph.D.	Director	March 20, 2013
Robert S. Sullivan, Ph.D.

/s/ John H. Warner, Jr., Ph.D.	Director	March 20, 2013
John H. Warner, Jr., Ph.D.

Pursuant to the requirements of the Securities Act, the Plan Administrator of the Cubic Corporation Employees’ Profit Sharing Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 20, 2013.

CUBIC CORPORATION EMPLOYEES’ PROFIT SHARING PLAN

By:	/s/ John D. Thomas
John D. Thomas
Executive Vice President and Chief Financial Officer of Cubic Corporation, the Plan Administrator

Pursuant to the requirements of the Securities Act, the Plan Administrator of the Cubic Applications, Inc. 401(k) Retirement Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 20, 2013.

CUBIC APPLICATIONS, INC. 401(K) RETIREMENT PLAN

By:	/s/ John D. Thomas
John D. Thomas
Executive Vice President and Chief Financial Officer of Cubic Corporation, the Plan Administrator

EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
3.1	Amended and Restated Certificate of Incorporation of the registrant	10-Q	001-08931	3.1	8/3/2006

3.2	Amended and Restated Bylaws of the registrant	8-K	001-08931	3.1	3/8/2013

4.1	Form of the registrant’s common stock certificate	10-K	001-08931	4.1	12/14/2012

5.1	Opinion of Latham & Watkins LLP					X

5.2	Internal Revenue Service Determination Letter for the Cubic Corporation Employees’ Profit Sharing Plan					X

5.3	Internal Revenue Service Determination Letter for the Cubic Applications, Inc. 401(k) Retirement Plan					X

10.1	2005 Equity Incentive Plan	10-K	001-08931	10.1	12/14/2005

23.1	Consent of independent registered public accounting firm					X

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)					X

23.3	Consent of Mayer Hoffman McCann P.C.					X

24.1	Power of Attorney (see signature page)					X